NORTH CAROLINA
Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF INCORPORATION

OF

NATIONAL COMPETITIVE BOWLERS ASSOCIATION, INC.

the original of which was filed in this office on the 6th day of June, 2023.

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IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 6th day of June, 2023.

Elaine F. Marshall

Secretary of State